    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 17, 2000.


                                                      REGISTRATION NO. 333-92397
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 ADAM.COM, INC.

             (Exact name of registrant as specified in its charter)

                          GEORGIA                                                      58-1878070
      (State or other jurisdiction of incorporation or                  (I.R.S. Employer Identification Number)
                       organization)

                           --------------------------

                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                           TELEPHONE: (770) 980-0888
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                         ------------------------------

                             ROBERT S. CRAMER, JR.
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                                 ADAM.COM, INC.
                       1600 RIVEREDGE PARKWAY, SUITE 800
                             ATLANTA, GEORGIA 30328
                           TELEPHONE: (770) 980-0888
                           FACSIMILE: (770) 989-4970
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

                             WILLIAM G. ROCHE, ESQ.
                              STACEY K. GEER, ESQ.
                                KING & SPALDING
                           191 PEACHTREE STREET, N.E.
                             ATLANTA, GEORGIA 30303
                           TELEPHONE: (404) 572-4600
                           FACSIMILE: (404) 572-5100
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement and from time to time thereafter.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM         AMOUNT OF
                                             AMOUNT TO BE      AGGREGATE PRICE PER  AGGREGATE OFFERING      REGISTRATION
    TITLE OF SHARES TO BE REGISTERED          REGISTERED             UNIT(1)             PRICE(1)                FEE
Common Stock, $.01 par value                268,688 shares            $8.57              $302,656              $608(2)


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

(2) A filing fee of $1,195.13 has previously been paid.

                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED APRIL 17, 2000


PROSPECTUS
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY
  NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                 268,688 SHARES

                                 ADAM.COM, INC.

                                  COMMON STOCK

    This prospectus relates to the sale of shares of our common stock which we have issued to the selling shareholders listed in this prospectus. We will not receive any of the proceeds from the sale of the shares being offered.

    The shares offered are being registered due to our obligations to the selling shareholders. The selling shareholders may elect to sell all, a portion or none of the shares described in this prospectus. The selling shareholders from time to time may offer and sell the shares directly to purchasers or through agents, underwriters or dealers on terms to be determined at the time of sale. If required, the names of any agents, underwriters or dealers and any other required information will be set forth in an accompanying prospectus supplement. Such sales may be through brokers and may be at the market price prevailing at the time of such. The selling shareholders will pay regular commissions to any brokers effecting such sales. The shares also may be offered by the selling shareholders in block trades, private transactions or otherwise at prices to be negotiated. All expenses of registration of these shares are being borne by us, but the selling shareholders will pay any brokerage and other expenses of a sale incurred by it.


    Our common stock is quoted on the Nasdaq National Market under the symbol "ADAM." On April 14, 2000, the last reported sale price for our common stock as reported on the Nasdaq National Market was $8.57 per share. We will apply to have the shares of common stock offered pursuant to this prospectus approved for trading on the Nasdaq National Market.


                            ------------------------

    INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF THESE RISKS.

    THE SELLING SHAREHOLDERS AND ANY BROKER EXECUTING SELLING ORDERS ON BEHALF OF THE SELLING SHAREHOLDERS MAY BE DEEMED TO BE AN "UNDERWRITER." COMMISSIONS RECEIVED BY ANY BROKER MAY BE DEEMED TO BE UNDERWRITING COMMISSIONS.

                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this prospectus is April   , 2000.

                               TABLE OF CONTENTS



adam.com....................................................      1

Risk Factors................................................      2

Use of Proceeds.............................................      5

Selling Shareholders........................................      5

Plan of Distribution........................................      7

Validity of Common Stock....................................      8

Experts.....................................................      8

About This Prospectus.......................................      9

Where You Can Find More Information.........................      9


                                    ADAM.COM

    adam.com, Inc. ("adam.com") is a leading developer of health education content and software technologies, and since January 1999, we have taken steps to become a leading provider of health, medical and wellness information online. We have created, published and marketed multimedia software products, content and Internet-ready applications that provide anatomical, medical and health-related information for the education, consumer and professional markets. During the fiscal year ended March 31, 1999 ("fiscal 1999"), adam.com made the strategic decision to focus the majority of its efforts on the online dissemination of consumer health information, resulting in the May 1999 launch of WWW.ADAM.COM, our consumer health destination. In connection with this redirected strategy, we discontinued further sales and marketing effort, as well as product update and upgrade support for certain of our historical products.

    We are incorporated under the laws of the State of Georgia. Our principal executive offices are located at 1600 RiverEdge parkway, Suite 800, Atlanta, Georgia 30328. Our telephone number at that address is (770) 980-0888.

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE YOU DECIDE TO BUY OUR COMMON STOCK. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    CERTAIN STATEMENTS MADE IN THIS PROSPECTUS, AND OTHER WRITTEN OR ORAL STATEMENTS MADE BY OR ON BEHALF OF ADAM.COM, MAY CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. WHEN USED IN THIS REPORT, THE WORDS "BELIEVES," EXPECTS," "ESTIMATES," "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. STATEMENTS REGARDING FUTURE EVENTS AND DEVELOPMENTS AND OUR FUTURE PERFORMANCE, AS WELL AS OUR EXPECTATIONS, BELIEFS, PLANS, INTENTIONS, ESTIMATES OR PROJECTIONS RELATING TO THE FUTURE, ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THESE LAWS. EXAMPLES OF SUCH STATEMENTS IN THIS REPORT INCLUDE DESCRIPTIONS OF OUR PLANS AND STRATEGIES WITH RESPECT TO DEVELOPING OUR WEB SITE, OUR PLANS TO DEVELOP ADDITIONAL STRATEGIC PARTNERSHIP, OUR INTENTION TO ADD E-COMMERCE TO OUR BUSINESS STRATEGY, OUR CONTINUING GROWTH AND OUR ABILITY TO ADDRESS YEAR 2000 ISSUES. ALL FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. WE BELIEVE THAT THESE FORWARD-LOOKING STATEMENTS ARE REASONABLE; HOWEVER, YOU SHOULD NOT PLACE UNDUE RELIANCE ON SUCH STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND SPEAK ONLY AS OF THE DATE OF SUCH STATEMENTS. WE UNDERTAKE NO OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

WE ARE A YOUNG COMPANY WITH A NEW INTERNET-BASED STRATEGY AND WE MAY CONTINUE TO
  INCUR LOSSES.


    We have experienced substantial losses of $9.6 million for the nine months ended December 31, 1999, $2.1 million in the fiscal year ended March 31, 1999 ("fiscal 1999") $5.4 million in fiscal 1997, $3.9 million in fiscal 1996 and $3.2 million in fiscal 1994. We may incur future losses in connection with implementing our new Internet-based strategy. We cannot be certain that we can obtain profitability in any future period.


WE MAY BE UNABLE TO OBTAIN SUFFICIENT CAPITAL TO PURSUE OR NEW INTERNET-BASED
  STRATEGY, WHICH WOULD HURT OUR FINANCIAL RESULTS.


    Since inception we have funded operations with debt and equity capital. Our total costs and expenses increased to $7.8 million from $6.7 million for the years ended March 31, 1999 and March 31, 1998. Additionally, total costs and expenses were $13.0 million for the nine months ended December 31, 1999. These increases were caused in large part by our decision to focus on becoming an online provider of healthcare information. We except to continue to have significant cash needs as we continue to pursue and expand our Internet-based strategy and offerings, and the funds currently available to us may be inadequate. There can be no assurance that capital will be available to us on satisfactory terms or at all.


WE MAY BE UNABLE TO COMPETE EFFECTIVELY WITH OTHER ONLINE PROVIDERS OF
  HEALTHCARE INFORMATION, WHICH WOULD CAUSE OUR INTERNET-BASED STRATEGY TO BE UNSUCCESSFUL.

    The market for providing healthcare information online is intensely competitive, and we expect competition to increase in the future. As a new entrant into this market, we expect our sensitivity to competitive pressures to be especially strong until we can firmly establish ourselves. Our current competitors include Dr. Koop.com and Healtheon/WebMD. We may not be able to compete effectively against these companies, and if we fail to compete effectively we may suffer reduced gross margins and loss of market share.

    Our competitors are generally larger and more established than we are and therefore may have advantages over us because of their longer operating histories, greater name recognition, or greater financial, technical and marketing resources. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They can also devote greater resources to the promotion and sale of their products or services than we can. Furthermore, mergers and acquisitions among our competitors, such as the November 1999 merger of Healtheon, WebMD, MEDE America Corporation and Medcasi to form Healtheon/WebMD, could intensify our existing competition.


    STRATEGIC RELATIONSHIPS WILL BE AN IMPORTANT PART OF OUR FUTURE
SUCCESS. The success of our business is and will be due in part to our ability to enter into successful strategic marketing alliances and other strategic relationships. There can be no assurance that:



    - such existing or contemplated relationships will be commercially successful;



    - we will be able to find additional strategic partners;



    - we will be able to negotiate terms acceptable to us with potential strategic partners; or



    - potential strategic relationships, if established, will be commercially successful.



The potential increased revenues from such relationships may be reduced by requirements to provide volume price discounts and other allowances and potential significant costs incurred in customizing products. In addition, there can be no assurance that parties with whom strategic relationships are established will not pursue alternative technologies or develop their alternate products in addition to or in lieu of ours, either on their own or in collaboration with others, including our competitors. Such alternative technologies or products may be in direct competition with our products and may significantly erode the benefits of such strategic relationships.


WE FACE RAPID TECHNOLOGICAL CHANGE IN THE ONLINE HEALTH INFORMATION INDUSTRY AND
  OUR BUSINESS WILL SUFFER IF WE CANNOT QUICKLY ADAPT TO THIS CHANGE.

    Rapid changes in technology pose significant risks to us. As a new entrant into the market of Internet-based health information, we will be required to adapt quickly, and without significant prior experience, to rapid changes in technologies related to the Internet. Any failure by us to timely develop and disseminate new content or to update and enhance our current content in the face of changing technologies could aversely affect our ability to maintain market share.

WE MAY BE UNABLE TO SUCCESSFULLY ACQUIRE COMPLEMENTARY BUSINESS, WHICH WOULD
  LIMIT OUR POTENTIAL GROWTH TO INTERNALLY GENERATED GROWTH ONLY.

    As part of our growth strategy, we have recently acquired all of the assets of Informational Medical Systems, Inc. and drgreene.com. We may continue to acquire or make investments in, companies with products, technologies or professional services that we determine to be useful in pursuing our business of providing health-related information over the Internet. In acquiring companies in the future, we could encounter difficulties in assimilating their personnel and operations into our company. These difficulties could disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. Future acquisitions may also cause us to incur expenses such as the amortization of goodwill or in-process research and development expenses which may affect our earnings. We cannot be certain that we will successfully overcome these risks with respect to any future acquisitions. In addition, in the past, we have paid a portion of the consideration for some our acquisitions by issuing common stock. The issuance of additional common stock or other securities convertible into common stock in connection with future acquisitions could dilute the ownership interests of our existing shareholders.

WE MAY BE UNABLE TO ATTRACT NEW PERSONNEL, WHICH WOULD ADVERSELY AFFECT
  IMPLEMENTATION OF OUR NEW INTERNET-BASED STRATEGY.

    In order to promote the development of our new Website, we will need to identify, attract and retain software engineers, web designers and content editors. We will compete with other companies both within and outside our market for such employees and we may be unable to attract these employees. If we do not succeed in attracting these types of new employees, we may be unable to fully implement our new Internet-based strategy and our business will suffer.

THE SALE OF THE SHARES REGISTERED IN THIS OFFERING COULD CAUSE OUR STOCK TO
  DECLINE IN PRICE.

    All shares registered in this offering will be freely tradable upon effectiveness of this registration statement. The sale of a significant amount of shares registered in this offering at any given time could cause the trading price of our common stock to decline and to be highly volatile.

OUR STOCK PRICE IS EXTREMELY VOLATILE AND COULD DECLINE SIGNIFICANTLY.

    Our common stock has been publicly traded since our initial public offering on November 15, 1995. Since that date, the closing price of the common stock has ranged from a low price of $1.875 per share to a high price of $40 per share, and there has been significant volatility in the price of our common stock in the past year. There can be no assurance that the market price of our common stock will be maintained or that the volume of trading in our shares will not decrease.

    The stock prices for many high technology companies, especially those that base their businesses on the Internet, recently have experienced wide fluctuations and extreme volatility. This volatility has often been unrelated to the operating performance of such companies, so our stock price could decline even if our Internet-based strategy is successful. Such fluctuations have adversely affected and may in the future adversely affect the market price of our common stock.

    Furthermore, following periods of volatility in the market price of a company's securities, securities class action claims frequently are brought against the subject company. To the extent that the market price of our shares falls dramatically in any period of time, shareholders may bring claims, with or without merit, against us. Such litigation would be expensive to defend and would divert management attention and resources regardless of outcome.

WE HAVE ADOPTED CERTAIN ANTI-TAKEOVER PROVISIONS THAT MAY DETER A TAKEOVER.

    Our articles of incorporation and bylaws contain the following provisions that may deter a takeover, including a takeover on terms that many of our shareholders might consider favorable, such as:

    - the authority of our board of directors to issue common stock and preferred stock and to determine the price, rights (including voting rights), preferences, privileges and restrictions of each series of preferred stock, without any vote or action by our shareholders;

    - the existence of large amounts of authorized but unissued common stock and preferred stock;

    - staggered, three-year terms for our board of directors; and

    - advance notice requirements for board of directors nominations and for shareholder proposals.

    The rights and preferences of any series of preferred stock could include a preference over the common stock on the distribution of our assets upon a liquidation or sale of our company, preferential dividends, redemption rights, the right to elect one or more directors and other voting rights. The rights of the holders of any series of preferred stock that may be issued in the future may adversely affect the rights of the holders of the common stock. We have no current plans to issue preferred stock. In addition, certain provisions of Georgia law and our stock option plan may also discourage, delay or prevent a change in control of our company or unsolicited acquisition proposals.

MANY OF OUR SHARES ARE ELIGIBLE FOR FUTURE SALE AND ARE SUBJECT TO REGISTRATION RIGHTS WHICH COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.


    adam.com has recently registered or is in the process of registering a significant number of adam.com common stock to certain shareholders pursuant to a financing transaction with Fusion Capital Fund I, LLC and the asset purchase agreements for Informational Medical Systems and DrGreene.com. When registered, these shares will be freely tradable. The sale of a significant amount of these shares at any given time could cause the trading price of our common stock to decline and to be highly volatile.


    If our shareholders sell substantial additional amounts of common stock (including shares issued upon the exercise of outstanding stock options) in the public market following this offering, the market price of our common stock could fall. Such sales also could make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

    Certain shareholders may have the right, subject to certain conditions, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of our common stock to fall. In addition, any demand by holders of registration rights to include shares of common stock held by them in a registration initiated by us could adversely affect our ability to raise needed capital.

OUR PRINCIPAL SHAREHOLDERS HAVE SUBSTANTIAL INFLUENCE AND THEIR INTEREST MAY
  DIFFER FROM THOSE OF OUR REMAINING SHAREHOLDERS.

    As of December 31, 1999, our executive officers, directors and persons who beneficially more than 10% of our outstanding common stock controlled approximately 25% of the combined outstanding voting power of our common stock. As a result, these holders exert substantial influence with respect to all matters submitted to a vote of holders of common stock, including election of our directors. If our remaining shareholders have interests that differ from these holders, their needs may not be met.

                                USE OF PROCEEDS

    We will not receive any of the proceeds from the sale of shares of the common stock offered by the selling shareholders. We are registering the shares for sale to provide the holders thereof with freely tradable securities, but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the holders thereof.

                              SELLING SHAREHOLDERS


    The following table sets forth the number of shares owned by each of the selling shareholders. The material relationships between the selling shareholders and adam.com are set forth in the notes below. None of the selling shareholders has had a material relationship with adam.com within the past three years other than as a result of the ownership of the shares or other securities of adam.com or as described below.



    Certain selling stockholders listed were issued warrants in 1994 and 1995 in order to raise cash to fund adam.com's operations during this term of the warrants. All of the warrants issued have a term of five years from the date of issuance and may be exercised for shares of common stock at an exercise price of $8.00 per share. The following chart contains information regarding the date of issuance of each warrant and whether or not such warrant has been exercised.



                                                        WARRANT      SHARES OF COMMON STOCK
NAME                                                   ISSUE DATE   ISSUABLE UPON CONVERSION   EXERCISED
----                                                   ----------   ------------------------   ---------
William N. Banks.....................................    5/17/94              2,500            Yes
                                                         5/17/95              2,500             No
James H. Clutter.....................................    8/23/94             10,000            Yes
Robert S. Cramer, Jr.................................    5/02/94             25,000(1)         Yes
                                                        11/02/94                938             Yes
                                                        11/18/94              3,000(2)          Yes
                                                        11/18/94              1,000(3)          Yes
                                                        11/18/94              6,000             Yes
                                                         5/02/95              1,000             Yes
                                                         5/02/95             23,375             No
                                                         5/02/95                625(4)          No
HTG Corporation......................................    7/18/94              5,000            Yes
                                                         7/18/95              5,000             Yes
HTG Corporation Profit Sharing Plan..................    7/26/94              7,500            Yes
                                                        10/19/94              2,500             Yes
                                                        11/29/94              2,500             Yes
                                                         7/26/95              7,500             Yes
Hall Family Investments, L.P.........................    7/26/94             12,500            Yes
                                                         7/26/95             12,500             Yes
Penelope C. Hall.....................................    5/19/94              2,500            Yes
                                                         5/19/95              2,500             No
Howard Jacobs........................................    5/27/94              2,500            Yes
                                                         5/27/95              2,500             No
Lee Seidler Defined Contribution Pension Plan........    6/17/94              2,500            Yes
                                                         6/17/95              2,500             No
Howard E. Sachs......................................    9/01/94              1,250            Yes
Robert L. Stott, Jr..................................    5/12/94              2,500            Yes
                                                         5/12/95              2,500             No
Susan H. Toefel......................................     9/7/94              2,500            Yes
                                                         4/28/95              2,500             No

------------------------


(1) 15,000 shares were transferred by gift to Daniel S. Howe, 5,000 shares were transferred by gift to Wendy Cramer Sanford and 5,000 shares were transferred by gift to Cathy Ann Cramer.



(2) These shares were transferred by gift to Daniel S. Howe.



(3) These shares were transferred by gift to Stephen George.



(4) These shares were transferred by gift to Mike Norris.


    The shares offered by this prospectus may be offered from time to time by the selling shareholders named below.


                                                                                           PERCENTAGE
                                                                                          OWNERSHIP(2)
                                                                                     ----------------------
                                            NUMBER OF SHARES      NUMBER OF SHARES    BEFORE       AFTER
NAME OF SELLING SHAREHOLDER               BENEFICIALLY OWNED(1)    OFFERED HEREBY    OFFERING   OFFERING(3)
---------------------------               ---------------------   ----------------   --------   -----------
William N. Banks........................           5,000                5,000          *           *
James H. Clutter........................          10,000               10,000          *           *
Cathy Ann Cramer........................           5,000                5,000          *           *
Robert S. Cramer, Jr.(4)................         653,403               31,313          12.0        11.4
Stephen George..........................           1,000                1,000          *           *
Dr. Alan Greene(5)......................          42,000               42,000          *           *
HTG Corporation(6)......................          10,000               10,000          *           *
HTG Corporation Profit Sharing
  Plan(7)...............................          20,000               20,000          *           *
Hall Family Investments, L.P.(8)........          25,000               25,000          *           *
Penelope C. Hall........................           5,000                5,000          *           *
Daniel S. Howe(9).......................          27,333               18,000          *           *
Informational Medical Systems,
  Inc.(10)..............................          20,000               20,000          *           *
Howard Jacobs...........................           5,000                5,000          *           *
Cheryl Nash(5)..........................          42,000               42,000          *           *
Lee Seidler Defined Contribution Pension
  Plan..................................           5,000                5,000          *           *
Howard E. Sachs.........................           1,250                1,250          *           *
Wendy Cramer Sanford....................           5,000                5,000          *           *
Robert L. Stott, Jr.....................           5,000                5,000          *           *
Susan H. Tofel..........................          12,500               12,500          *           *
Mike Norris.............................             625                  625          *           *


------------------------

*   Less than 1%



(1) A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this prospectus upon the exercise of options. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those by any other person) and that are exercisable within 60 days from the date of this prospectus have been exercised.



(2) Based on 5,414,838 shares of our common stock outstanding as of March 29, 2000.



(3) Assumes the sale of all shares being offered by the selling shareholder in this prospectus. This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.



(4) Mr. Cramer is currently the Chairman of the Board and Chief Executive Officer of adam.com.



(5) Dr. Greene and Ms. Nash acquired their shares in connection with our July 1999 acquisition of the assets of drgreene.com. These shares are included in this registration statement pursuant to a written agreement. Prior to the acquisition, drgreene.com operated a web site containing certain medical-related content. After the acquisition Dr. Greene and Ms. Nash became employees of adam.com pursuant to employment contracts. Dr. Greene's contract provides for an annual salary of $100,000, and Ms. Nash's employment contract provides for an annual salary of $75,000.



(6) Holcombe T. Green, Jr. has voting and investment control over the shares of our common stock owned by HTG Corporation.



(7) Holcombe T. Green, Jr. has voting and investment control over the shares of our common stock owned by HTG Corporation Profit Sharing Plan.



(8) Holcombe T. Green, Jr. and Nancy Green have voting and investment control over the shares of our common stock owned by Hall Family Investments, L.P.



(9) Mr. Howe is currently a director of adam.com.



(10) Informational Medical Systems, Inc. ("Informational Medical Systems") acquired these shares in connection with our July 1999 acquisition of substantially all of the assets of Informational Medical Systems. These shares are included in this registration statement pursuant to a written agreement. Prior to the acquisition, Informational Medical Systems developed medical information-related software consisting generally of prescribable after-care instructional sheets. The directors of Informational Medical Systems are Peter Scott, Belle Scott and Robert Scott.


                              PLAN OF DISTRIBUTION

    The common stock offered by this prospectus is being offered by the selling shareholders. Such common stock may be sold or distributed from time to time by the selling shareholders, or by donees or transferees of, or other successors in interests to, the selling shareholders, directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents or may acquire such common stock as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered hereby may be effected in one or more of the following methods:

    - ordinary brokers' transactions;

    - transactions involving cross or block trades or otherwise on the Nasdaq National Market;

    - purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus;

    - "at the market" to or through market makers or into an existing market for the common stock;

    - in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents;

    - in privately negotiated transactions;

    - pledge to a lending institution; or

    - any combination of the foregoing.

    In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in such state or an exemption from such registration or qualification requirement is available and complied with.

    Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

    THE SELLING SHAREHOLDERS AND ANY BROKER-DEALERS WHO ACT IN CONNECTION WITH THE SALE OF THE SHARES HEREUNDER MAY BE DEEMED TO BE "UNDERWRITERS" WITHIN THE MEANING OF THE SECURITIES ACT, AND ANY

COMMISSIONS THEY RECEIVE AND PROCEEDS OF ANY SALE OF THE SHARES MAY BE DEEMED TO BE UNDERWRITING DISCOUNTS AND COMMISSIONS UNDER THE SECURITIES ACT.

    Neither adam.com nor the selling shareholders can presently estimate the amount of such compensation. adam.com knows of no existing arrangements between any selling shareholders, any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. At a time particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from the selling shareholders and any other required information.

    adam.com will pay all of the expenses incident to the registration, offering and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers or agents. adam.com has also agreed to indemnify the selling shareholders and certain related persons against certain liabilities, including liabilities under the Securities Act.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of adam.com, adam.com has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

    adam.com has advised the selling shareholders that during such time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby.

    This offering will terminate on the earlier of (a) the date on which the shares are eligible for resale without restrictions pursuant to Rule 144(k) under the Securities Act or (b) the date on which all shares offered by this prospectus have been sold by the selling shareholders.

                            VALIDITY OF COMMON STOCK

    The validity of the common stock offered hereby will be passed upon for us by King & Spalding, Atlanta, Georgia.

                                    EXPERTS


    The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of adam.com, Inc. (formerly, A.D.A.M Software, Inc.) for the year ended March 31, 1999 and by reference to the Transition Report on Form 10-K for the nine months ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 ADAM.COM, INC.

                                 268,688 SHARES

                                       OF

                                  COMMON STOCK

                                ---------------

                                   PROSPECTUS

                               ------------------


                                 April   , 2000


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, payable by the registrant connection with the sale of common stock being registered. All amounts are estimates, except the SEC registration fee.

SEC registration fee........................................  $ 1,195
Nasdaq National Market listing fee..........................   17,500
Printing expenses...........................................    5,000
Legal fees and expenses.....................................    5,000
Accounting fees and expenses................................    5,000
Blue sky fees and expenses..................................    1,000
Miscellaneous...............................................    1,305
                                                              -------
Total.......................................................  $36,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Georgia Business Corporation Code permits a corporation to eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director, provided that no provision shall eliminate or limit the liability of a director: (A) for any appropriation, in violation of his duties, of any business opportunity of the corporation; (B) for acts or omissions which involve intentional misconduct or a knowing violation of law; (C) for unlawful corporate distributions; or (D) for any transaction from which the director received an improper personal benefit. This provision pertains only to breaches of duty by directors in their capacity as directors (and not in any other corporate capacity, such as officers) and limits liability only for breaches of fiduciary duties under Georgia corporate law (and not for violation of other laws, such as the federal securities laws). The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") exonerate the Company's directors from monetary liability to the extent permitted by this statutory provision.

    The Company's Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by or in the right of the Company), by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including reasonable attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company (and with respect to any criminal action or proceeding, if such person had no reasonable cause to believe such person's conduct was unlawful), to the maximum extent permitted by, and in the manner provided by, the Georgia Business Corporation Code. In addition, the Restated Bylaws provide that the Company will advance to its directors or officers reasonable expenses of any such proceeding.

    Notwithstanding any provisions of the Company's Restated Articles and Amended Bylaws to the contrary, the Georgia Business Corporation Code provides that the Company shall not indemnify a director or officer for any liability incurred in a proceeding in which the director is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company: (1) for any appropriation, in violation of his duties, of any business opportunity of the Company; (2) for acts or omissions which involve intentional misconduct or a knowing violation of law; (3) for unlawful corporate distributions; or (4) for any transaction from which the director or officer received an improper personal benefit.

    The Company has purchased insurance with respect to, among other things, any liabilities that may accrue under the statutory provisions referred to above.

ITEM 16. EXHIBITS

    4.1      Amended and Restated Articles of Incorporation of the
             Registrant (incorporated by reference to the Registrant's
             Quarterly Report on Form 10-Q for the quarterly period ended
             September 30, 1999)

    4.2 By Laws of the Registrant(incorporated by reference to the Registrant's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1999)

    5.1*     Opinion of King & Spalding

    10.1* Registration Rights Agreement dated as of July 27, 1999 by and among A.D.A.M. Software, Inc., Informational Medical
             Systems, Inc., Belle Scott, Robert Scott and Peter Scott

    10.2* Asset Purchase Agreement dated as of July 30, 1999 by and between Alan Greene, Cheryl Nash and A.D.A.M.
             Software, Inc.

    23.1     Consent of PricewaterhouseCoopers LLP

    23.3* Consent of King and Spalding (included in its opinion filed as exhibit 5.1).

------------------------

*   Previously filed.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) to include any prospectus required by section 10(a)(3) of the Securities Act;

        (ii) to reflect in the Prospectus any facts of events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       PROVIDED, HOWEVER, that paragraphs (1) (i) and (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the Georgia Business Corporation Act, the charter or the bylaws of the registrant, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 14th day of April, 2000.


                                                       ADAM.COM, INC.

                                                       By:          /s/ ROBERT S. CRAMER, JR.
                                                            -----------------------------------------
                                                                      Robert S. Cramer, Jr.
                                                                    CHAIRMAN OF THE BOARD AND
                                                                     CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on April 14, 2000.



                        NAME                                      TITLE
                        ----                                      -----
                                                       Chairman of the Board and
              /s/ ROBERT S. CRAMER, JR.                  Chief Executive Officer
     -------------------------------------------         (Principal Executive
                Robert S. Cramer, Jr.                    Officer)

                                                       Vice President of Finance
                /s/ MICHAEL S. FISHER                    and Administration
     -------------------------------------------         (Principal Financial and
                  Michael S. Fisher                      Accounting Officer)

     -------------------------------------------       Director
                     Linda Davis

                          *
     -------------------------------------------       Director
                   Daniel S. Howe

              /s/ JOHN W. MCCLAUGHERTY
     -------------------------------------------       Director
                John W. McClaugherty

     -------------------------------------------       Director
              Francis J. Tedesco, M.D.



*By               /s/ ROBERT S. CRAMER, JR.
           ---------------------------------------
                    Robert S. Cramer, Jr.
                      Attorney-in-fact